INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement’) is entered into on this ___ day of _____, 2002, by and between EnviroSystems, Inc., a Nevada corporation with offices at 1754 Technology Dr., Suite 106 San Jose, CA 95110 (“ESI”), on the one hand; and the American Children’s Foundation, an Oregon non-profit corporation (“ACF”), Richard M. Othus (“Othus”), Andrew D.B. Lambie (“Lambie”), and Cascade Chemical Corporation (“Cascade”), a _____ corporation (each of ACF, Othus, Lambie and Cascade, an “Assignor”), on the other.

Background

ESI, ACF and Othus entered into an agreement on July 30, 1996 (the “1996 Agreement”), which they amended on or about November 1, 1999 (the “Amendment”) (together, the “Amended Agreement”).  In the Amended Agreement, ACF and Othus agreed to transfer to ESI all of their rights in the formula which accompanied the 1996 Agreement under seal (as further described below, the “Formula”).  ACF and Othus have always understood that they irrevocably transferred to ESI all of their respective rights in the Formula, including all Intellectual Property Rights (as defined below). However, the Amended Agreement does not clearly provide for the irrevocable assignment of all rights in the Formula to ESI.  This Agreement makes that assignment explicit.  In addition, in this Agreement Lambie (who worked on the Formula while an employee of ACF), and Cascade (which is controlled by Lambie), have agreed to assign any Intellectual Property Rights either might assert with respect to the Formula to ESI. While all parties agree that ACF and Othus controlled all Intellectual Property Rights in the Formula at the Effective Date (as defined below), this explicit assignment by Lambie and Cascade will facilitate continued investment in ESI.

In return for the assignment to ESI of rights in the Formula, ESI has previously issued shares of its stock, and warrants for shares, to certain of the Assignors.  ESI also has promised royalty payments to certain of the Assignors from the sale of products based on the Formula.  This Agreement clarifies all remaining obligations of ESI to each Assignor with respect to the issuance of equity or warrants, and the future payment of royalties from the sale of such products.

Agreement

1. Effective Date; Supercedes Amended Agreement.

(a)

This Agreement shall be effective as of July 30, 1996 (the “Effective Date”).

(b)

This Agreement shall supersede and replace in all respects the Amended Agreement, which shall be of no further effect and is hereby terminated by the parties thereto.

2. Assignment of the Formula and Perfection of Rights.

(a)

Each Assignor agrees to assign and does hereby irrevocably and in perpetuity assign to ESI all of that Assignor’s right, title, and interest in and to the Formula, including all Intellectual Property Rights therein and thereto.  “Formula” means (A) the chemical formula that accompanied the 1996 Agreement under seal known variously as “Be Safe,” “Be Sure,” and “Hiotrol,” along with any and all variations of any of the foregoing known to the Assignor at the time of the Effective Date, whether created by Assignor or obtained by Assignor from a third party; and (B) any developments, improvements, and modifications to the intellectual property described in the foregoing subsection (i) since the Effective Date.  “Intellectual Property Rights” means all rights of a person or entity in, to, or arising out of: (i) any U.S., international or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, copyright registrations, and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; and (iv) all industrial designs and processes and any registrations and applications therefor throughout the world; (vi)

all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) any other proprietary rights anywhere in the world.

(b)

Each Assignor agrees to assist ESI, or its designee, at ESI’s expense, in every proper way to secure ESI’s rights in and to the Formula and all Intellectual Property Rights therein and thereto, including, without limitation, communications with prior owners of certain Intellectual Property Rights in the Formula (e.g., NIPA Laboratories), the disclosure to ESI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which ESI shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to ESI, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to the Formula and any Intellectual Property Rights relating thereto.  Each Assignor further agrees that Assignor’s obligation to execute or cause to be executed, when it is in Assignor’s power to do so, any such instrument or papers shall continue in perpetuity. If ESI is unable because of Assignor’s mental or physical incapacity or for any other reason to secure Assignor’s signature to apply for or to pursue any application for any United States or foreign patents or copyright or trademark registrations covering the Intellectual Property Rights assigned to ESI above, then Assignor hereby irrevocably designates and appoints ESI and its duly authorized officers and agents as Assignor’s agent and attorney in fact, to act for and on Assignor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright or trademark registrations thereon with the same legal force and effect as if executed by Assignor.

3. Right to Assign; No Other Assignments.  Each Assignor represents to ESI and its assigns that as of the Effective Date, Assignor had, and as of the date of this Agreement, Assignor has, the right to assign the Formula and all associated Intellectual

4. Royalty Payments; No Other Rights of Assignors; No Other Obligation, of ESI.

(a) ESI in consideration of the above shall pay to each of Lambie and Othus royalties in an amount equal to, for as long as commercial products (“Products”) embodying the Formula as assigned hereunder to ESI are sold, one quarter of one percent (0.25%) of worldwide Net Sales. For purposes of this Agreement, “Net Sales” means gross revenues actually received by ESI from sales of Products throughout the world, less all credits and returns for Products as determined under Generally Accepted Accounting Principles, as applied by ESI.  Royalties shall be paid no more frequently than quarterly, and shall be payable in U.S. dollars to each of Lambie and Othus.  Each of Lambie and Othus acknowledges that (i) ESI is free in its sole discretion to commercialize the Formula as it sees fit; (ii) ESI has made no representation as to the potential revenue upon which either is relying in making this Agreement; and (iii) no minimum amount of royalties is guaranteed hereunder. For the purpose of monitoring calculation of royalty payments, either of Lambie or Othus shall be entitled to audit the books and records of ESI, provided that such audit take place during reasonable business hours, no more than once with respect to each fiscal quarter, and with at least 48 hours prior written notice to ESI. The rights to receive royalty payments as set forth in this Section 4 shall not be transferable except to Othus’ and Lambie’s rightful heirs, respectively, and as designated in their last will and testaments. Except as set forth in the previous sentence, the right to receive royalties shall not inure to the benefit of any heirs, representative, or assigns without the prior written permission of ESI, such permission not to be unreasonably withheld.

(b) Other than as explicitly set forth in this Section 4, each Assignor acknowledges that all consideration due to that Assignor under this Agreement or any other oral or written agreement has been paid in full; and each Assignor waives any and all present and future claims to any royalties with respect to the Products or the Formula, and any claim to other revenue, assets, or equity (or right to purchase equity) in ESI.

5. General Provisions.

(a) Headings. Headings used in this Agreement are for convenience of reference only and shall not be construed as altering the meaning of this Agreement or any of its parts.

(b) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California.

(c) Waiver.  The failure of any party to insist on the strict performance of any terms, covenants and conditions of this Agreement at any time, or in any one or more instances, or its failure to take advantage of any of its rights hereunder, or any course of conduct or dealing, shall not be construed as a waiver or relinquishment of any such rights or conditions at any future time and shall in no way affect the continuance in full force and effect of all the provisions of this Agreement.

(d) Notices.  All notices, requests, demands, or communications required or permitted hereunder shall be in writing, delivered, personally or by electronic mail, facsimile, overnight delivery service at the respective addresses set forth below (or at such other addresses as shall be given in writing by any party to the others).  All notices, requests, demand or communications shall be deemed effective upon receipt for personal delivery, or on the business day following the date of sending by electronic mail, facsimile or overnight delivery service.

(i) If to ESI:

EnviroSystems, Inc.

1754 Technology Drive, Suite 106

San Jose, CA 95110

Attn: Diana E. Hoffmann, President and CEO

(i) If to an Assignor:

American Children’s Foundation

c/o Richard M. Othus

P.O. Box 30326

Portland, Oregon 97294

Richard M. Othus

P.O Box 30326

Portland, Oregon 97294

Andrew D.B. Lambie

105555 S.W. Island Drive

Pigaard, Oregon 97224

Cascade Chemical Corporation

c/o Andrew D.B. Lambie

105555 S.W. Island Drive

Pigaard, Oregon 97224

(e) Order of Precedence.  In the event of any ambiguity and/or inconsistency among the terms and conditions of this Agreement and the Amended Agreement, the terms and conditions of this Agreement shall control.

(f) Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(g) Successors and Assigns.  This Agreement will be binding upon Assignor’s heirs, executors, administrators and other legal representatives and will be for the benefit of ESI, its successors, and its assigns.

(h) Entire Agreement.  This Agreement, along with the Amended Agreement, sets forth the entire agreement and understanding between ESI and Assignor relating to the subject matter herein and supersedes all prior discussions between the parties.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless m writing signed by the party to be charged.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and entered into as of the date first set forth above.

ESI

EnviroSystems, Inc.

/s/ Diana Hoffman

By: Diana E. Hoffman

Its: President and CEO

ASSIGNORS

American Children’s Foundation

/s/  Richard Othus

By: Richard M. Othus

Its:

/s/  Richard M. Othus

/s/  Andrew D.B. Lambie

Cascade Chemical Corporation

/s/ Andrew D. B. Lambie

By: Andrew Lambie

Its: